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                                                                      EXHIBIT 11

                         UNISON HEALTHCARE CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                         ------------------     -----------------
                                                          1996        1995       1996       1995
                                                         -------     ------     ------     ------
FOR PRIMARY EARNINGS PER SHARE
Shares outstanding at beginning of period(1)...........    3,871      1,249      3,674      1,249
Conversion of debentures...............................       --         --         93         --
Exercise of stock purchase warrants....................       39         --         68         --
Exercise of employee stock options.....................        2         --          1         --
Dilutive effect of outstanding stock options...........       91         --         74         --
Dilutive effect of stock purchase warrants(2)..........      110         17        130         17
Assumed conversion of noninterest-bearing convertible
  debentures...........................................       --         --         44         --
                                                          ------     ------     ------     ------
Weighted average number of shares and share equivalents
  outstanding..........................................    4,113      1,266      4,084      1,266
                                                          ======     ======     ======     ======
Net income (loss)......................................  $(1,173)    $ (184)    $  114     $ (237)
                                                          ======     ======     ======     ======
Primary income (loss) per share........................  $ (0.29)    $(0.15)    $ 0.03     $(0.19)
                                                          ======     ======     ======     ======
FOR FULLY DILUTED EARNINGS PER SHARE
Weighted average number of shares used in primary
  calculation..........................................    4,113      1,266      4,084      1,266
Additional dilutive effect of stock options and
  warrants.............................................       --         --         17         --
                                                          ------     ------     ------     ------
Weighted average number of shares fully diluted........    4,113      1,266      4,101      1,266
                                                          ======     ======     ======     ======
Net income (loss)......................................  $(1,173)    $ (184)    $  114     $ (237)
                                                          ======     ======     ======     ======
Fully diluted income (loss) per share..................  $ (0.29)    $(0.15)    $ 0.03     $(0.19)
                                                          ======     ======     ======     ======

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(1) Shares used in these tables are weighted based on the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, "Earnings Per Share Computation in an Initial Public Offering", an aggregate of 16,667 common equivalent shares issued during the twelve-month period prior to the initial public offering, at prices below the initial public offering price, have been included as if they were outstanding for all periods presented.